Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-209128 on Form S-11 of Cole Office & Industrial REIT (CCIT III), Inc. of our report dated December 8, 2016 related to the Statement of Revenues and Certain Operating Expenses of VEREIT OFC Milford OH, LLC for the year ended December 31, 2015 (which report expresses an unmodified opinion and includes an emphasis of matter paragraph referring to the purpose of the Statement), appearing in the Current Report on Form 8-K/A of Cole Office & Industrial REIT (CCIT III), Inc. dated December 8, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
September 14, 2017